Exhibit 99.1

Atlantic Power Corporation Releases First Quarter 2016 Results

DEDHAM, MASSACHUSETTS — May 5, 2016 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three months ended March 31, 2016.

Q1 2016 Financial Results

•                  Reported Project income of $28.7 million vs. $21.5 million in Q1 2015; increase primarily due to higher water flows at Curtis Palmer (2015 results exclude the Wind business)

•                  Achieved Project Adjusted EBITDA of $62.5 million vs. $58.6 million in Q1 2015; increase primarily attributable to higher water flows at Curtis Palmer and Mamquam, partially offset by modest decreases at Kenilworth and Naval Station and an unfavorable exchange rate (2015 results exclude Wind business)

•                  Reported (GAAP) Cash provided by operating activities of $29.4 million vs. $35.1 million in Q1 2015; last year’s result includes $10.8 million from the Wind business

•                  Adjusted Cash Flows from Operating Activities were $37.3 million vs. $31.3 million in Q1 2015 (results exclude the Wind business in 2015 and restructuring charges in both years)

•                  Adjusted Free Cash Flow was $11.8 million vs. $3.9 million in Q1 2015; 2016 results include $4.7 million cash reimbursement for a customer-owned construction project and are after $27.5 million of debt repayments

Completed Significant Refinancing

•                  In April, completed the refinancing of Company’s existing term loan and revolver, gaining additional flexibility and extending maturity dates by two and three years, respectively

•                  Redemption of 2017 convertible debentures at par plus accrued interest expected to occur on May 13

•                  Following the redemption, Company will have no corporate debt maturities prior to June 2019

•                  Remaining net proceeds of approximately $105 million may be used on behalf of additional debt and equity repurchases and growth investments, at Company’s discretion

Revised 2016 Guidance

•                  Company has updated its 2016 guidance primarily to reflect the impact of the recent refinancing on interest expense and debt repayment

•                  No change to Project Adjusted EBITDA guidance of $200 to $220 million

•                  Reduced guidance for Adjusted Cash Flows from Operating Activities to a range of $95 to $115 million from $110 to $130 million

•                  Reduced guidance for Adjusted Free Cash Flow to a range of $(20) to $0 million from $20 to $40 million; revised guidance is after an expected $96 million of principal repayments on term loan and project debt

Other Recent Developments

•                  Quebec shareholder litigation dismissed in April without payments by the Company; brings all outstanding shareholder litigation to a close

•                  Repurchased $18.8 million principal amount of convertible debentures and approximately 528,000 common shares under the normal course issuer bid (NCIB) in Q1 2016

•                  Management and directors purchased a total of nearly 189,000 shares at an average price of $2.20 per share in Q1 2016

“Our recent refinancing transaction has significant benefits for the Company, despite being done at a higher interest rate due to difficult market conditions,” said James J. Moore, Jr., President and CEO of Atlantic Power.  “After redeeming our 2017 convertible debentures next month, we will have no corporate debt maturities prior to 2019.  We also were able to extend the maturity dates of the new revolver and term loan to 2021 and 2023, respectively.  As a result, our maturity profile has been considerably reshaped.”

Mr. Moore continued, “Although the sweep provision of the new term loan is likely to result in a higher allocation of our cash flows to debt repayment, this is consistent with our commitment to further deleveraging.  We now have strong liquidity with $105 million available from the refinancing after redemption of our 2017 maturities, a more flexible $200 million corporate revolver and strong operating cash flow benefiting from the 50% reductions in interest expense and overhead costs that we have achieved since 2013.”

“Our focus this year will be on increasing our intrinsic value per share by further reducing debt, optimizing and investing in our plants, and working to extend power purchase agreements where economically feasible,” said Mr. Moore.  “With the completion of the refinancing, we are now in a stronger position to add to intrinsic value by growing externally and repurchasing our debt and equity securities.”

All amounts are in U.S. dollars and are approximate unless otherwise indicated. Project Adjusted EBITDA, Cash Distributions from Projects, Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow, are not recognized measures under generally accepted accounting principles in the United States (“GAAP”) and do not have standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please see “Regulation G Disclosures” on page 14 of this news release for an explanation and the GAAP reconciliation of “Project Adjusted EBITDA”, “Cash Distributions from Projects”, “Adjusted Cash Flows from Operating Activities” and “Adjusted Free Cash Flow” as used in this news release.  The Company has not reconciled non-GAAP financial measures relating to individual projects or the projects in discontinued operations to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.  The Company has not provided a reconciliation of forward-looking non-GAAP measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

Atlantic Power Corporation

Table 1 — Selected Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended March 31
	2016	2015
Financial Results(1)
Project revenue	$106.4	$111.3
Project income	28.7	21.5
Project Adjusted EBITDA	62.5	58.6
Cash Distributions from Projects	55.7	56.9
Cash provided by operating activities	29.4	35.1
Adjusted Cash Flows from Operating Activities	37.3	31.3
Adjusted Free Cash Flow (after debt repayments)	11.8	3.9
Operating Results (1)
Aggregate power generation (thousands of Net MWh)	1,587.0	1,520.0
Weighted average availability	96.6%	97.5%
Results of discontinued operations
Project Adjusted EBITDA	$—	$13.3
Cash Distributions from Projects	—	7.3
Cash provided by operating activities	—	10.8

(1) Canadian Hills, Meadow Creek, Goshen North, Idaho Wind and Rockland (the “Wind Projects”) were sold in June 2015 and are designated as discontinued operations for the three months ended March 31, 2015. The results of discontinued operations are excluded from Project revenue, Project income, Project Adjusted EBITDA, Cash Distributions from Projects, Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow as presented in Table 1. The results for discontinued operations have also been excluded from the aggregate power generation and weighted average availability statistics shown in Table 1. Under GAAP, the cash flows attributable to the Wind Projects are included in cash flows from operating activities as shown on the Company’s Consolidated Statement of Cash Flows.

Note: Project Adjusted EBITDA, Cash Distributions from Projects, Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please refer to Tables 8 and 10-11 for reconciliations of these non-GAAP measures to GAAP measures.

Operating Results

The discussion of operating results excludes the Wind Projects, which were sold in June 2015 and are included in discontinued operations for the three months ended March 31, 2015.

Three Months Ended March 31, 2016

Project availability was 96.6% in the first quarter of 2016, a slight decrease from 97.5% in the year-ago period.  Decreased availability at the Naval plants, which underwent maintenance outages and an outage requested by SDG&E for Naval Training Center, was partially offset by higher availability at Mamquam and Piedmont, both of which had a scheduled maintenance outage in 2015.

Generation increased 4.4% in the first quarter of 2016 from the year-ago period, primarily due to Frederickson, which had increased dispatch due to stronger demand and lower fuel gas pricing as compared to 2015, and Curtis Palmer and Mamquam, which experienced higher water flows.  These increases were partially offset by decreases at Manchief, due to reduced dispatch, and the Naval plants, due to lower availability.

Financial Results

Table 2 provides a breakdown of Project income and Project Adjusted EBITDA by segment for the three months ended March 31, 2016 as compared to the same period in 2015.  The Company’s Wind Projects were sold in June 2015 and are included in results of discontinued operations for the three-month period ended March 31, 2015.  Results for project income and Project Adjusted EBITDA exclude discontinued operations.  Accordingly, results of the Wind Projects are not included in Project income or Project Adjusted EBITDA for the 2015 period shown in Table 2.

Atlantic Power Corporation

Table 2 — Segment Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended March 31
	2016	2015
Project income (loss)
East U.S.	$16.1	$10.9
West U.S.	(2.4)	0.3
Canada	16.4	13.0
Un-allocated Corporate	(1.4)	(2.7)
Total	28.7	21.5
Project Adjusted EBITDA
East U.S.	$30.3	$26.7
West U.S.	7.5	10.0
Canada	24.8	23.7
Un-allocated Corporate	(0.1)	(1.8)
Total	62.5	58.6

The results of the Wind Projects are included in discontinued operations and are excluded from Project income and Project Adjusted EBITDA as presented in Table 2.

Note: Project Adjusted EBITDA is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies. Please refer to Tables 8 and 10-11 for a reconciliation of this non-GAAP measure to a GAAP measure.  The Company has not reconciled this non-GAAP financial measure relating to individual project segments to the directly comparable GAAP measure due to the difficulty in making the relevant adjustments on a segment basis.

Three Months Ended March 31, 2016

Project income (loss) is a GAAP measure that can fluctuate significantly due to non-cash adjustments to “mark-to-market” the fair value of derivatives.  Non-cash goodwill impairment charges and gains or losses on the sale of assets are included in project income and can also affect year-over-year comparisons.  None of these items are included in Project Adjusted EBITDA.

In the first quarter of 2016, the Company reported project income of $28.7 million as compared to project income of $21.5 million in the year-ago period.  The $7.2 million increase was driven primarily by Curtis Palmer and Mamquam due to higher water flows and Williams Lake due to lower depreciation, partially offset by currency translation impact and other factors.

Project Adjusted EBITDA includes the proportional share of Project Adjusted EBITDA from the Company’s equity method projects.  Project Adjusted EBITDA is a non-GAAP measure.  Table 8 of this press release provides a reconciliation of Project Adjusted EBITDA to Project income.

Project Adjusted EBITDA increased $3.9 million to $62.5 million in the first quarter of 2016 from $58.6 million in the first quarter of 2015.  The most significant driver of higher EBITDA was higher water flows at Curtis Palmer and Mamquam.  In addition, the Un-allocated Corporate segment improved by $1.7 million in the first quarter of 2016 from the year-ago period, primarily due to lower development and related  expenses.  These positive factors were partially offset by lower Project Adjusted EBITDA at Naval Station, which had a maintenance outage in the current period that did not occur in the prior period, and Kenilworth, which experienced softer PJM pricing in the current period.  Currency had an approximate $(2.6) million impact on Project Adjusted EBITDA, with an average exchange rate for the Canadian to U.S. dollar  of 1.37 in the first quarter of 2016 versus 1.24 for the year-ago period.  However, from an overall cash standpoint, that impact was partially offset by the benefit of the stronger U.S. dollar on the Company’s Canadian-denominated interest and dividend payments.

Corporate-level G&A expense (shown as “Administration” on the Consolidated Statements of Operations) decreased $3.3 million to $6.1 million in the first quarter of 2016 from $9.4 million a year ago.  The improvement was due primarily to $3.9 million of severance expenses recorded in the year-ago period.

Cash Flow Metrics

Cash provided by operating activities (GAAP) of $29.4 million in the first quarter of 2016 decreased $5.7 million from $35.1 million in the first quarter of 2015.  The decrease was primarily attributable to the loss of operating cash flows from the Wind Projects, which contributed $10.8 million in the year-ago period.  This decrease was partially offset by higher Project Adjusted EBITDA, lower interest and corporate G&A expenses and other factors.

Cash Distributions from Projects and the adjusted cash flow metrics discussed below, all of which are non-GAAP measures, exclude cash flows from projects classified as discontinued operations.  Adjusted Cash Flows from Operating Activities, which excludes discontinued operations, changes in working capital, severance, restructuring charges, acquisition and disposition expenses and debt prepayment and redemption costs, is a measure of the cash flow available to the Company to make principal repayments on its debt (primarily through amortization and the cash sweep under the term loan), invest in its fleet through required or discretionary capital expenditures, and make dividend payments to preferred shareholders.  Adjusted Free Cash Flow is after debt repayment or amortization, capital expenditures and preferred dividends, but is before any discretionary uses of cash flow, including repurchases of debt and equity securities, external growth investments or additional internal capex projects.  Table 10 on page 16 of this press release provides a reconciliation of the Company’s non-GAAP cash flow metrics to cash flows from operating activities.  Prior to 2016, the Company had presented another non-GAAP cash flow metric, Free Cash Flow, which was used primarily to evaluate the Company’s ability to generate cash flow available for the payment of common dividends.  The Company has discontinued use of that metric with the elimination of its common dividend in February 2016.

Cash Distributions from Projects decreased $1.2 million to $55.7 million for the first quarter of 2016 from $56.9 million for the same period in 2015.  The decrease was primarily due to Chambers, which under the new project debt agreement in 2014 resulted in a nine-month distribution in January 2015 versus a six-month distribution in January 2016; Williams Lake due to a true-up payment to BC Hydro, and a number of other factors across multiple plants.  This net decrease was partially offset by a construction cost reimbursement at Morris and an increase at Curtis Palmer, which benefited from higher water flows.

Adjusted Cash Flows from Operating Activities increased $6.0 million to $37.3 million in the first quarter of 2016 from $31.3 million in the year-ago period, primarily because of higher Project Adjusted EBITDA, lower cash interest payments and lower corporate G&A expense.

Adjusted Free Cash Flow increased to $11.8 million in the first quarter of 2016 from $3.9 million in the first quarter of 2015.  The $7.9 million increase was primarily attributable to higher Adjusted Cash Flows from Operating Activities and a reimbursement for a customer-owned construction project at Morris, which benefited cash flow by $4.7 million.  These positive factors were partially offset by higher term loan facility repayments of $25.3 million versus $21.3 million in the year-ago period.  Total principal repayments were $27.5 million versus $23.8 million in 2015.  (The Company also made discretionary debt repurchases in both the 2016 and 2015 periods, but these are not included in Adjusted Free Cash Flow.)

Results of Discontinued Operations

The Wind Projects were sold in June 2015 and are a component of discontinued operations for the three months ended March 31, 2015.  For the first quarter of 2015, the Wind projects had Project Adjusted EBITDA of $13.3 million and Cash provided by operating activities of $10.8 million.

Liquidity

As shown in Table 3, the Company’s liquidity at March 31, 2016 was $178 million, including $64 million of unrestricted cash.  The total was virtually unchanged from the December 31, 2015 level, although the cash balance was lower primarily due to repurchases of convertible debentures and common shares during the quarter.  The reduction in cash was offset by a reduction in required letters of credit following an upgrade of the Company’s credit rating in February.

In April the Company completed a refinancing of its term loan and revolving credit facilities.  Pro forma for that transaction, as described in Table 3, the Company’s liquidity at March 31, 2016 was $263.5 million.

Atlantic Power Corporation

Table 3 — Liquidity (in millions of U.S. dollars)

Unaudited

			Pro Forma(1)
	December 31, 2015	March 31, 2016	March 31, 2016
Revolver capacity	$210.0	$210.0	$200.0
Letters of credit outstanding	(104.0)	(96.3)	(105.8)
Unused borrowing capacity	106.0	113.7	94.2
Unrestricted cash	72.4	64.3	169.3
Total Liquidity	$178.4	$178.0	$263.5

(1) Pro forma for the April 2016 refinancing of the Company’s term loan and revolver, as follows:

a) New revolver capacity $200 million versus previous revolver $210 million.

b) Increased letters of credit associated with debt service reserve under new term loan.

c) Net cash proceeds after debt redemption and fees of approximately $105 million.

Note:  Liquidity numbers presented do not include restricted cash of $10.0 million at March 31, 2016 and $15.2 million at December 31, 2015.

Other Financial Updates

NCIB

In the first quarter of 2016, the Company repurchased $18.8 million principal amount of convertible debentures under the NCIB.  It also repurchased approximately 528,000 common shares during the quarter, bringing the total since the NCIB was implemented in December to approximately 575,000 shares, at a total cost of approximately $1.1 million.  These share repurchases were previously reported in the Company’s March 7, 2016 press release.

Debt Reduction

During the first quarter of 2016, the Company amortized $25.3 million of the APLP term loan and $2.2 million of project-level debt.  As discussed previously, it also repurchased $18.8 million principal amount of convertible debentures under the NCIB.  Total debt reduction during the quarter was thus approximately $46.3 million.

Refinancing of Term Loan and Revolver

In April 2016, the Company closed a new $700 million senior secured term loan and $200 million revolving credit facility.  Proceeds from the term loan were used to redeem the existing $447.9 million term loan and to redeem the Company’s 2017 convertible debentures.  Net proceeds after transaction costs and debt repayment were approximately $105 million, which are available to the Company for any corporate purpose, including repurchases of convertible debentures maturing in 2019 and repurchase of preferred and common equity.  Cash expenses associated with the transaction totaling approximately $14.4 million will be recorded in the second quarter as deferred financing costs and amortized to interest expense over the life of the loan.  In addition, in April the Company recorded non-cash writeoffs of deferred financing costs of $30 million associated with the previous term loan and $1.3 million associated with the 2017 convertible debentures.

Following the redemption of the 2017 convertible debentures, the Company has no corporate debt maturities prior to June 2019.  The reshaping of the Company’s maturity profile is further improved by the later maturity dates for the new term loan (2023 versus 2021 previously) and the new revolver (2021 versus 2018 previously).

The new term loan carried an original issue discount of 3%.  The interest rate on the loan is the Adjusted Eurodollar Rate (as defined in the credit agreement) plus 5.00%.  The previous term loan was issued at a 1% discount and a spread of 3.75%.  The new term loan is subject to mandatory 1% annual amortization and mandatory prepayment via the greater of a 50% cash sweep or such other amount that is required to achieve a targeted declining debt balance specified in the credit agreement for each quarter through the maturity date of the loan.

Although initially the transaction will result in a higher debt balance, debt reduction is expected to occur over time through amortization and additional discretionary debt repurchases, consistent with the Company’s commitment to additional delevering.  The new revolver provides the Company additional flexibility with respect to financing growth and retiring debt securities.

Redemption of 2017 Convertible Debentures

On April 13, 2016, the Company called for redemption at par plus accrued interest its outstanding Cdn$67.2 million Series A Convertible Debentures and its Cdn$75.8 million Series B Convertible Debentures.  The date of redemption is May 13, 2016.  The redemption will be funded with US$111.8 million of proceeds from the term loan refinancing.

Operations and Capex Updates

Optimization Investments

The Company continues to expect to make approximately $4 million of optimization-related investments in its projects in 2016, with the majority of those for upgrades to a boiler and two gas turbines at Morris and a spillway upgrade project at Curtis Palmer.

The Company also continues to expect to realize a cash flow benefit of approximately $10 million in 2016 from investments made in 2013 through 2015 totaling $22 million.  The 2015 contribution from these investments was approximately $6 million.

Maintenance and Capex

The Company now expects to have capital expenditures of approximately $14 million in 2016 versus its previous expectation of $16 to $19 million.  The reduction is primarily attributable to a deferral of the Tunis repowering to 2017; previously, the Company had anticipated making initial outlays for the project in 2016.  In addition, the previous range had allowed for an additional optimization project that is now less likely to be undertaken in 2016.  The 2016 capex forecast of $14 million includes $6 million for initial outlays for a new fuel shredder at Williams Lake.  Timing of this investment is subject to receipt of an amended air permit and an extension of the existing contract with BC Hydro.  Delays in receiving either could result in the expenditures being deferred into 2017.  The Company expects to provide an update later in the year.  In addition to the $14 million of capital expenditures, the Company expects to incur maintenance expense in 2016 of approximately $46 million.

2016 Guidance

Atlantic Power Corporation

Table 4 —  FY 2016 Guidance

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Initial	Revised
	FY 2016	FY 2016
	Guidance	Guidance
	(3/7/16)	(5/5/16)
Project Adjusted EBITDA	$ 200 - $220	$ 200 - $220
Adjusted Cash Flows from Operating Activities (1)	$ 110 - $130	$ 95 - $115
Adjusted Free Cash Flow (after debt repayment) (2)	$ 20 - $40	$ (20) - $0

(1) Adjusted Cash Flows from Operating Activities is used to evaluate cash flows from operating activities without the effects of changes in working capital balances, acquisition and disposition expenses, litigation expenses, severance and restructuring charges, debt prepayment and redemption costs and cash provided by or used in discontinued operations.  The intent is to reflect normal operations and remove items that are not reflective of the long-term operations of the business.

(2) Adjusted Free Cash Flow is defined as Adjusted Cash Flows from Operating Activities less project-level debt repayments and amortization of the term loan; capex; and distributions to noncontrolling interests, including preferred share dividends.

Note: Project Adjusted EBITDA, Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.  The Company has not provided a reconciliation of forward-looking non-GAAP measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

Table 4 shows the Company’s full-year 2016 guidance, as initially provided on March 7, 2016 and as revised on May 5, 2016 for the impact of the April 2016 refinancing of the term loan and revolver, repayment of the 2017 convertible debentures and anticipated use of a significant portion of the remaining net proceeds.

•                  Project Adjusted EBITDA of $200 to $220 million, unchanged.

•                  Adjusted Cash Flows from Operating Activities of $95 to $115 million, which is reduced by $15 million from the previous range of $110 to $130 million.  The primary driver of the reduction is higher cash interest expense associated with the new term loan (larger size, higher rate) for the remainder of 2016, partially offset by cash interest savings following redemption of the 2017 convertible debentures and other debt reduction.

•                  Adjusted Free Cash Flow of $(20) to $0 million, which is $40 million lower than the previous range of $20 to $40 million.  Drivers of the reduction are lower Adjusted Cash Flows from Operating Activities ($15 million) and increased amortization associated with the new term loan ($25 million; expected sweep payments of $60 million in the remainder of the year versus $35 million previously).  The cash sweep provision of the new term loan is a minimum of 50% each quarter, but may be higher than 50% in order to achieve declining quarter-end debt targets specified in the credit agreement.  Sweep payments under the previous term loan were a level 50%.

Previously, the Company had provided Project Adjusted EBITDA guidance for Atlantic Power Limited Partnership (APLP) on a standalone basis.  With the completion of the refinancing in April 2016, the term loan at APLP has been repaid.  The new term loan is at an intermediate holding company, APLP Holdings, and all but one of the Company’s projects has been included in the collateral package.  For that reason the Company is no longer providing standalone guidance for APLP.

Other Recent Developments

Share Purchases by Insiders

In the first quarter of 2016, one senior executive and two directors of the Company purchased a total of approximately 189,000 common shares of the Company at an average price of US$2.20 per share.  Including those made in 2015, purchases by management and directors total approximately 1.24 million common shares.  The average purchase price for these purchases was US$2.29 per share.  There have been no sales of shares by officers or directors this year, other than those sold automatically for tax withholding purposes upon vesting under the Long-Term Incentive Plan.

Shareholder Litigation

On April 19, 2016, the Superior Court of Quebec authorized the discontinuance of the proposed class action suit in Quebec.  There were no payments required by the Company.  This follows the dismissal of the other two proposed securities class actions in the United States in November 2015 and in Ontario in December 2015, neither of which required any payments by the Company.

Supplementary Financial Information

For further information, attached to this news release is a summary of Project Adjusted EBITDA by segment for the three months ended March 31, 2016 and 2015 (Table 8) with a reconciliation to project income (loss); a bridge from Project Adjusted EBITDA to Cash Distributions from Projects by segment for the three months ended March 31, 2016 and 2015 (Tables 9A and 9B); reconciliations of Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow to cash flows from operating activities for the three months ended March 31, 2016 and 2015 (Table 10); and a summary of Project Adjusted EBITDA by project for the three months ended March 31, 2016 and 2015 (Table 11).

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call on Friday, May 6, 2016 at 8:30 AM ET.  An accompanying slide presentation will be available on the Company’s website prior to the call.

Conference Call / Webcast Information:

Date:  Friday, May 6, 2016

Start Time:  8:30 AM ET

Phone Number:  U.S. (Toll Free) 1-855-239-3193; Canada (Toll Free) 1-855-669-9657; International (Toll) 1-412-542-4129

Conference Access:  Please request access to the Atlantic Power conference call.

Webcast:  The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay/Archive Information:

Replay:  Access conference call number 10083861 at the following telephone numbers:  U.S. (Toll Free) 1-877-344-7529; Canada (Toll Free) 1-855-669-9658; International (Toll) 1-412-317-0088.  The replay will be available one hour after the end of the conference call through June 5, 2016 at 11:59 PM ET.

Webcast archive:  The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,138 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,500 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the Company believes that the recent refinancing transaction has significant benefits for the Company;

•                  the Company expects that internal efforts will drive growth in intrinsic value per share;

•                  the Company expects that the refinancing positions the Company to credibly grow the business externally and to undertake repurchases of debt and equity securities;

•                  the Company expects that debt reduction will occur over time through amortization and additional discretionary debt repurchases;

•                  the Company expects to redeem the 2017 convertible debentures on May 13, 2016, funded with $111.8 million of proceeds from the term loan refinancing, and expects to have no corporate debt maturities prior to June 2019 following the redemption of those debentures;

•                  the Company expects that the new revolver will provide additional flexibility with respect to financing growth and retiring debt securities;

•                  the Company expects that discretionary optimization investments in its fleet will be approximately $4 million in 2016;

•                  the Company expects to realize a cash flow benefit from discretionary investments in its existing projects of approximately $10 million in 2016;

•                  the Company expects that in 2016, capital expenditures will total approximately $14 million, before a $5 million credit for a reimbursement for a customer-owned construction project, and maintenance expense will total approximately $46 million;

•                  timing of capital expenditures for a new fuel shredder at Williams Lake and the timing and probability of receipt of an amended air permit and contract extension;

•                  2016 Project Adjusted EBITDA will be in the range of $200 to $220 million;

•                  2016 Adjusted Cash Flows from Operating Activities will be in the range of $95 to $115 million;

•                  2016 Adjusted Free Cash Flow will be in the range of $(20) to $0 million, after an expected $96 million of principal repayments;

•                  debt repayment under the sweep provisions of the new term loan will approximate $60 million in the remainder of the year versus $35 million under the previous term loan, and the cash sweep provision may be higher than 50% in order to achieve targeted quarter-end debt balances specified in the credit agreement; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company, including, without limitation, the outcome or impact of the Company’s business plan, including the objective of enhancing the value of its existing assets through optimization investments and commercial activities, delevering its balance sheet to improve its cost of capital and ability to compete for new investments, and utilizing its core competencies to create proprietary investment opportunities, and the Company’s ability to raise additional capital for growth and/or debt reduction, and the outcome or impact on the Company’s business of any such actions.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The Company’s ability to achieve its longer-term goals, including those described in this news release, is based on significant assumptions relating to and including, among other things, the general conditions of the markets in which it operates, revenues, internal and external growth opportunities, its ability to sell assets at favorable prices or at all and general financial market and interest rate conditions.  The Company’s actual results may differ, possibly materially and adversely, from these goals.

Atlantic Power Corporation

Table 5 — Consolidated Balance Sheet (in millions of U.S. dollars)

(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$64.3	$72.4
Restricted cash	10.0	15.2
Accounts receivable	40.0	39.6
Inventory	0.2	—
Prepayments and other current assets	14.1	16.9
Assets held for sale	8.7	8.3
Income taxes receivable	3.2	3.5
Other current assets	2.6	4.4
Total current assets	143.1	160.3

Property, plant and equipment, net	777.8	777.7
Equity investments in unconsolidated affiliates	292.6	286.2
Power purchase agreements and intangible assets, net	299.9	308.9
Goodwill	134.5	134.5
Derivative instruments asset	0.4	0.3
Other assets	11.7	6.7
Total assets	$1,660.0	$1,674.6

Liabilities
Current liabilities:
Accounts payable	$4.1	$6.9
Accrued interest	6.8	1.6
Other accrued liabilities	25.3	28.8
Current portion of long-term debt	15.7	15.8
Current portion of derivative instruments liability	35.5	36.7
Other current liabilities	1.7	2.5
Total current liabilities	89.1	92.3

Long-term debt	666.9	682.7
Convertible debentures	271.4	277.7
Derivative instruments liability	26.5	20.8
Deferred income taxes	85.5	85.7
Power purchase and fuel supply agreement liabilities, net	27.4	27.0
Other long-term liabilities	55.0	53.2
Total liabilities	$1,221.8	$1,239.4

Equity
Common shares, no par value, unlimited authorized shares; 122,083,528 and 122,153,082 issued and outstanding at March 31, 2016 and December 31, 2015, respectively	1,290.2	1,290.6
Accumulated other comprehensive loss	(121.2)	(139.3)
Retained deficit	(952.1)	(937.4)
Total Atlantic Power Corporation shareholders’ equity	216.9	213.9
Preferred shares issued by a subsidiary company	221.3	221.3
Total equity	438.2	435.2
Total liabilities and equity	$1,660.0	$1,674.6

Atlantic Power Corporation

Table 6 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended March 31,
	2016	2015
Project revenue:
Energy sales	$52.5	$54.0
Energy capacity revenue	31.9	33.5
Other	22.0	23.8
	106.4	111.3
Project expenses:
Fuel	38.9	46.2
Operations and maintenance	21.2	21.5
Development	—	1.1
Depreciation and amortization	24.8	28.0
	84.9	96.8
Project other income (expense):
Change in fair value of derivative instruments	(1.2)	(1.7)
Equity in earnings of unconsolidated affiliates	10.7	10.8
Interest expense, net	(2.1)	(2.1)
Other income (expense), net	(0.2)	—
	7.2	7.0
Project income (loss)	28.7	21.5

Administrative and other expenses (income):
Administration	6.1	9.4
Interest, net	16.6	25.7
Foreign exchange gain	19.8	(32.2)
Other income, net	(2.5)	(1.4)
	40.0	1.5
(Loss) income from continuing operations before income taxes	(11.3)	20.0
Income tax expense (benefit)	1.6	(4.6)
(Loss) income from continuing operations	(12.9)	24.6
Net income (loss) from discontinued operations, net of tax (1)	—	(12.3)
Net income (loss)	(12.9)	12.3
Net income (loss) attributable to noncontrolling interests	—	(7.5)
Net income attributable to preferred share dividends of a subsidiary company	2.0	2.3
Net income (loss) attributable to Atlantic Power Corporation	$(14.9)	$17.5

Basic and diluted earnings per share:
Income (loss) from continuing operations attributable to Atlantic Power Corporation	$(0.12)	$0.17
Income (loss) from discontinued operations, net of tax	—	$(0.03)
Net income (loss) attributable to Atlantic Power Corporation	$(0.12)	$0.14

Weighted average number of common shares outstanding:
Basic	121.9	121.5
Diluted	121.9	122.4

Dividends paid per common share:	$—	$0.02

(1) Includes contributions from the Wind Projects, which are components of discontinued operations.

Atlantic Power Corporation

Table 7 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2016	2015
Cash provided by operating activities:
Net Income (loss)	$(12.9)	$12.3
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	24.8	38.1
Gain on purchase and cancellation of convertible debentures	(2.5)	(1.4)
Loss on disposal of fixed assets	0.2	—
Stock-based compensation expense	0.6	0.4
Equity in earnings from unconsolidated affiliates	(10.7)	(9.9)
Distributions from unconsolidated affiliates	4.3	7.2
Unrealized foreign exchange gain	20.1	(32.8)
Change in fair value of derivative instruments	1.2	9.0
Change in deferred income taxes	0.1	(3.9)
Change in other operating balances
Accounts receivable	(0.5)	6.0
Inventory	2.8	3.6
Prepayments, refundable income taxes and other assets	(10.4)	4.3
Accounts payable	1.4	(5.5)
Accruals and other liabilities	10.9	7.7
Cash provided by operating activities	29.4	35.1

Cash provided by investing activities:
Capitalized development costs	5.2	9.7
Reimbursement of construction cost	—	(0.8)
Purchase of property, plant and equipment	4.7	—
Change in restricted cash	(0.7)	(1.3)
Cash provided by investing activities	9.2	7.6

Cash used in financing activities:
Common share repurchases	(0.9)	—
Repayment of corporate and project-level debt	(27.5)	(32.8)
Repayment of convertible debentures	(16.3)	(5.7)
Dividends paid to common shareholders	—	(2.9)
Dividends paid to noncontrolling interests	—	(2.7)
Dividends paid to preferred shareholders	(2.0)	(2.3)
Cash used in financing activities	(46.7)	(46.4)

Net increase (decrease) in cash and cash equivalents	(8.1)	(3.7)
Less cash at discontinued operations	—	(6.2)
Cash and cash equivalents at beginning of period at discontinued operations	—	3.9
Cash and cash equivalents at beginning of period	72.4	106.1
Cash and cash equivalents at end of period	$64.3	$100.1

Supplemental cash flow information
Interest paid	$8.9	$11.7
Income taxes paid, net	$0.9	$0.4
Accruals for construction in progress	$1.0	—

Regulation G Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies.  Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in the fair value of derivative instruments.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to project income (loss) is provided in Table 8 below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Cash Distributions from Projects, Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow are not measures recognized under GAAP and do not have standardized meanings prescribed by GAAP, and are therefore unlikely to be comparable to similar measures presented by other companies.  Adjusted Cash Flows from Operating Activities is used to evaluate cash flows from operating activities without the effects of changes in working capital balances, debt prepayment and redemption costs, acquisition and disposition expenses, litigation expenses, severance and restructuring charges, and cash provided by or used in discontinued operations.  The intent is to reflect normal operations and remove items that are not reflective of the long-term operations of the business.  Adjusted Free Cash Flow is defined as Adjusted Cash Flow from Operating Activities less project-level debt repayments and amortization of the term loan; capex; and distributions to noncontrolling interest, including preferred dividends.

A bridge of Project Adjusted EBITDA to Cash Distributions from Projects is provided in Tables 9A and 9B on page 15.    Reconciliations of Adjusted Free Cash Flow and Adjusted Cash Flows from Operating Activities to cash flows from operating activities are provided in Table 10 on page 16 of this release.  Investors are cautioned that the Company may calculate these measures in a manner that is different from other companies.

Atlantic Power Corporation

Table 8 — Project Adjusted EBITDA by Segment (in millions of U.S. dollars)

Unaudited

	Three months ended March 31
	2016	2015
Project Adjusted EBITDA by segment
East U.S.	$30.3	$26.7
West U.S.	7.5	10.0
Canada	24.8	23.7
Un-allocated Corporate	(0.1)	(1.8)
Total	$62.5	$58.6

Reconciliation to project income
Depreciation and amortization	$29.9	$32.9
Interest expense, net	2.5	2.5
Change in the fair value of derivative instruments	1.2	1.7
Other (income) expense	0.2	—
Project income (loss)	$28.7	$21.5

Notes: Table 8 excludes the Wind Projects, which comprise the entirety of the former Wind segment. The Wind Projects are designated as discontinued operations for the three months ended March 31, 2015.

Table 8 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies.

Atlantic Power Corporation

Table 9A — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended March 31, 2016

Unaudited

	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East U.S.
Consolidated	$19.4	$(0.6)	$(1.9)	$4.0	$3.2	$24.1
Equity method	10.9	(1.5)	(0.6)	(0.0)	(3.5)	5.2
Total	30.3	(2.1)	(2.5)	4.0	(0.3)	29.3
West U.S.
Consolidated	4.2	—	—	—	1.3	5.4
Equity method	3.3	—	—	(0.0)	(0.6)	2.7
Total	7.5	—	—	(0.0)	0.6	8.1
Canada
Consolidated	24.8	—	(0.0)	(0.3)	(6.3)	18.2
Equity method	—	—	—	—	—	—
Total	24.8	—	(0.0)	(0.3)	(6.3)	18.2
Total consolidated	48.4	(0.6)	(1.9)	3.7	(1.8)	47.8
Total equity method	14.2	(1.5)	(0.6)	(0.0)	(4.2)	7.9
Un-allocated corporate	(0.1)	—	—	0.3	(0.2)	0.0
Total	$62.5	$(2.1)	$(2.5)	$4.0	$(6.1)	$55.7

Note: Table 9A presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 9B — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended March 31, 2015

Unaudited

	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East U.S.
Consolidated	$15.2	$(1.0)	$(1.9)	$(1.2)	$5.2	$16.4
Equity method	11.5	(1.5)	(0.7)	(0.3)	(0.4)	8.5
Total	26.7	(2.5)	(2.5)	(1.5)	4.7	24.9
West U.S.
Consolidated	6.6	—	—	—	(2.4)	4.2
Equity method	3.4	—	—	(0.0)	0.7	4.0
Total	10.0	—	—	(0.0)	(1.7)	8.2
Canada
Consolidated	23.7	—	(0.0)	(0.1)	0.1	23.7
Equity method	—	—	—	—	—	—
Total	23.7	—	(0.0)	(0.1)	0.1	23.8
Total consolidated	45.5	(1.0)	(1.9)	(1.3)	2.9	44.2
Total equity method	14.9	(1.5)	(0.7)	(0.4)	0.2	12.6
Un-allocated corporate	(1.8)	—	—	(0.0)	1.9	0.1
Total	$58.6	$(2.5)	$(2.5)	$(1.7)	$5.0	$56.9

Note: Table 9B presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 10 — Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow (in millions of U.S. dollars)

Three months ended March 31, 2016 and 2015

Unaudited

	Three months ended			Three months ended
	March 31, 2016			March 31, 2015
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Project Adjusted EBITDA	$62.5	$—	$62.5	$58.6	$13.3	$71.9
Adjustment for equity method projects (1)	(9.9)	—	(9.9)	(9.9)	(1.4)	(11.3)
Corporate G&A expense	(6.1)	—	(6.1)	(9.4)	—	(9.4)
Cash interest payments	(8.9)	—	(8.9)	(11.4)	(1.5)	(12.9)
Cash taxes	(0.9)	—	(0.9)	(0.4)	—	(0.4)
Other, including changes in working capital	(7.3)	—	(7.3)	(3.2)	0.4	(2.8)
Cash provided by operating activities	$29.4	$—	$29.4	$24.3	$10.8	$35.1
Add back “Other, including changes in working capital” from above	7.3	—	7.3	3.2	(0.4)	2.8
Severance charges	0.1	—	0.1	2.9	—	2.9
Restructuring and other charges	0.5	—	0.5	0.9	—	0.9
Adjusted Cash Flows from Operating Activities	$37.3	$—	$37.3	$31.3	$10.4	$41.7
Term loan facility repayments (2)	(25.3)	—	(25.3)	(21.3)	—	(21.3)
Project-level debt repayments	(2.2)	—	(2.2)	(2.5)	—	(2.5)
Purchases of property, plant and equipment	(0.7)	—	(0.7)	(1.3)	—	(1.3)
Reimbursement of construction costs (3)	4.7	—	4.7	—	—	—
Distributions to noncontrolling interests (4)	—	—	—	—	(2.7)	(2.7)
Dividends on preferred shares of a subsidiary company	(2.0)	—	(2.0)	(2.3)	—	(2.3)
Adjusted Free Cash Flow	$11.8	$—	$11.8	$3.9	$7.7	$11.6
Additional GAAP cash flow measures:
Cash flows from investing activities	9.2	—	9.2	9.8	(2.2)	7.6
Cash flows from financing activities	(46.7)	—	(46.7)	(37.1)	(9.3)	(46.4)

(1) Represents difference between Project Adjusted EBITDA and cash distributions from equity method projects.

(2) Includes 1% mandatory annual amortization and 50% excess cash flow repayments by APLP.

(3) For a customer-owned construction project at Morris received in the first quarter of 2016.  The remainder of the $6 million cash reimbursement is included in Project Adjusted EBITDA.

(4) Distributions to noncontrolling interests primarily include distributions, if any, to the tax equity investors at Canadian Hills and to the other 50% owner of Rockland. These projects were sold in June 2015.

Note: This table presents Project Adjusted EBITDA, Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 11 — Project Adjusted EBITDA by Project (for Selected Projects)

(in millions of U.S. dollars)

Unaudited

		Three months ended March 31,
		2016	2015
East U.S.	Accounting
Cadillac	Consolidated	$2.1	$2.2
Curtis Palmer	Consolidated	10.9	5.8
Morris	Consolidated	5.4	4.8
Piedmont	Consolidated	0.6	0.8
Kenilworth	Consolidated	0.5	1.6
Chambers	Equity method	6.1	6.2
Orlando	Equity method	5.1	5.1
Selkirk	Equity method	(0.3)	0.2
Total		30.3	26.7
West U.S.
Manchief	Consolidated	3.3	3.7
Naval Station	Consolidated	0.3	1.4
North Island	Consolidated	0.7	1.2
Naval Training Center	Consolidated	0.6	0.7
Oxnard	Consolidated	(0.7)	(0.4)
Frederickson	Equity method	3.0	3.1
Koma Kulshan	Equity method	0.3	0.3
Total		7.5	10.0
Canada
Calstock	Consolidated	2.8	2.7
Kapuskasing	Consolidated	3.8	4.0
Mamquam	Consolidated	2.7	1.6
Nipigon	Consolidated	5.8	5.9
North Bay	Consolidated	4.2	4.1
Williams Lake	Consolidated	5.1	5.0
Other (1)	Consolidated	0.5	0.4
Total		24.8	23.7

Totals
Consolidated projects		48.4	45.5
Equity method projects		14.2	14.9
Un-allocated corporate		(0.1)	(1.8)
Total Project Adjusted EBITDA		$62.5	$58.6

Reconciliation to project income (loss)
Depreciation and amortization		$29.9	$32.9
Interest expense, net		2.5	2.5
Change in the fair value of derivative instruments		1.1	1.7
Impairment and other expense		0.3	—
Project income (loss)		$28.7	$21.5

(1) Tunis and Moresby Lake

Notes: Table 11 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies. The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.